Exhibit 99.1
Bally’s Corporation and Intralot S.A. Complete Intralot’s Acquisition of Bally’s International Interactive Business for €2.7 Billion

Transaction Creates Global iGaming and Lottery Leader and Delivers
Significant Liquidity to Bally’s Including €1.530 Billion of Cash and Valuable Intralot Equity Stake

Bally’s Now Owns 58% of Intralot S.A. as its Majority Shareholder

October 9, 2025 - Bally’s Corporation (NYSE: BALY) (“Bally’s”) announced today that Intralot S.A. (ATSE: INLOT) (“Intralot”), has completed the acquisition of Bally’s International Interactive business (“Bally’s International Interactive”) and combined it with Intralot’s global lottery and gaming operations. The transaction, values Bally’s International Interactive at an enterprise value of €2.7 billion and unlocks significant liquidity for Bally’s while positioning Bally’s International Interactive for continued and accelerated global growth.

The acquisition consideration comprised:
•€1.530 billion of cash paid by Intralot, and
•€1.136 billion of newly issued shares to Bally’s in new Intralot (873,707,073 shares, at an implied value of €1.30 per share)
•When combined with Bally’s prior ownership of 207,534,878 shares, the transaction results in Bally’s holding a 58% equity interest in Intralot

The successful €429 million issue of new ordinary shares in Intralot was announced on October 8, 2025, with strong institutional and retail investor demand resulting in the offering being oversubscribed multiple times.

Intralot is now a global iGaming and lottery champion with enhanced scale, diversification, and a highly complementary product offering across B2G, B2B and B2C channels. Intralot is one of the largest listed companies on the Athens Stock Exchange, and the combined entity is expected to generate approximately €1.1 billion in annual revenue with industry-leading EBITDA margins in excess of 39%, driven by operational synergies, cross-market opportunities, and continued data-driven innovation. This strategic alignment is expected to unlock significant cross-selling opportunities and drive growth and long-term value creation.

As part of Intralot, Bally’s International Interactive will retain its leadership, technology stack, and proven digital capabilities. The combination of Bally’s’ proven digital experience and Vitruvian data platform with Intralot’s scale and lottery infrastructure creates a powerful foundation for long-term expansion to capitalise on an addressable market estimated to reach €200 billion globally by 2029.

Bally’s intends to allocate at least $1.0 billion of the cash after-tax proceeds from the transaction for the reduction of its secured debt, including outstanding revolver balances. Combined with the contemplated sale and leaseback of Bally’s’ Twin River Lincoln Casino Resort - which includes the application of $500 million to reduce secured debt and credit facilities - Bally’s will substantially reduce debt. The transaction also allows Bally’s to maintain ample liquidity, including its recently announced increased $670 million revolver, to pursue the Company’s strategic growth development initiatives. In this regard, Bally’s also expects to allocate a minimum of $200 million of cash to fund the development of its Chicago casino as construction accelerates in conjunction with the $940 million commitment under its agreement with Gaming and Leisure Properties.

On the completion of the acquisition, Robeson Reeves, CEO of Bally’s, commented: “This is a milestone transaction for Bally’s. We have unlocked significant liquidity in a key asset while establishing an even stronger platform for digital growth. Our shareholders now have visibility into the value of our interactive division as part of a larger, globally scaled operator. Intralot’s lottery expertise and reach, combined with Bally’s International Interactive’s proven digital capabilities, creates a powerful foundation for expansion over the long term.”

[ENDS]

About Bally’s Corporation

Bally’s Corporation is a global casino-entertainment company with a growing omni-channel presence. Bally’s owns and operates 19 casinos across 11 states, along with a golf course in New York and a horse racetrack in Colorado, and holds OSB licenses in 13 jurisdictions in North America. The acquisition of Aspers Casino in Newcastle, UK, expands its international reach. It also owns Bally Bet, a first-in-class sports betting platform, Bally Casino, a growing iCasino platform, Bally’s International Interactive division (formerly Gamesys Group), a leading global interactive gaming operator, and a significant economic stake in Intralot, a global lottery management and services business. With 11,500 employees, its casino operations include approximately 17,700 slot machines, 630 table games, and 3,950 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas.

About Intralot S.A.

Intralot, a publicly listed company established in 1992, is a leading gaming solutions supplier and operator active in 40 regulated jurisdictions worldwide. With a global workforce of approximately 1,700 employees in March 2025, Intralot is committed to redefine innovation and quality of services in the lottery and gaming sector, while supporting operators in raising funds for good causes. Uniquely positioned to deliver state-of-the-art technology across geographies, the company has developed an advanced ecosystem that serves all verticals enabling the digital transformation of gaming operators and offering players an unparalleled gaming experience. Intralot has been awarded the prestigious Responsible Gaming Framework certification by the World Lottery Association and is certified under the WLA Security Control Standard.

Investor Contact	Media Contact
Vladimira Mircheva	Joseph Jaffoni
Chief Financial Officer	JCIR
401-475-8564	212-835-8500
ir@ballys.com	baly@jcir.com